RETIREMENT CONSULTING AND NONCOMPETE AGREEMENT

          This Agreement made and entered into this 29th day of August, 2005 by and between Donaldson Company, Inc., a Delaware corporation (the "Company") and William G. Van Dyke ("WVD");

          WITNESSETH THAT:

          WHEREAS, WVD has been employed in the capacities of Chairman, President and Chief Executive Officer of the Company for many years and retired as a director, officer and employee effective August 1, 2005;

          WHEREAS, the Board and Company desires to continue to have the right to consult with WVD and to receive the continuing benefit of a noncompete agreement and WVD desires to make himself available to provide consulting services to the Company and is willing to agree to the noncompetition restriction upon the terms and conditions herein specified;

          NOW, THEREFORE, the parties hereto hereby agree as follows:

1.

Term of the Agreement. The period during which WVD shall provide consulting services to the Company shall commence on September 1, 2005, and terminate on August 31, 2010 or on the earlier death of WVD. The term will consist of five one-year periods commencing on September 1st and ending on August 31st each year.

2.

Consulting Services. At the request of the Chief Executive Officer of the Company, WVD shall investigate, research, consider, explore and consult with and advise the Company concerning such matters relating to business strategy, operations and corporate governance and other matters as the Company shall determine. The Company and WVD contemplate that the consulting services of WVD will require WVD to make himself available from time to time for consultation with the Chief Executive Officer of the Company. WVD shall direct his communications to the Chief Executive Officer, or such other officer as the Chief Executive Officer shall designate.

3.

Allowance. The Company agrees to provide to WVD the following allowance in consideration of his availability for consulting services, the expenses to be incurred by WVD, and the noncompetition agreement:

a.	The sum of $111,000, payable in one installment within 30 days of the commencement of the agreement, which means it shall be due and payable on or before October 1, 2005.

b.

To assist WVD in providing services, the Company shall provide a computer and peripherals, desk chair and fax machine. WVD shall be responsible for all expenses other than expenses incurred as part of authorized travel approved in advance by the Company in connection with such services. Expense accounts shall be submitted to the Controller, or such other officer as the Chief Executive Officer of the Company may designate.

4.

Status of WVD. WVD shall be an independent contractor and shall not be an employee or agent of the Company. He shall determine for himself the details of providing services pursuant to this agreement. WVD shall have no authority to commit or bind the Company unless specifically so authorized in writing by the Company and then only to the extent of such authorization.

5.	Noncompete Agreement. WVD agrees that during the term of this agreement, he will not

(a)

directly or indirectly, as a consultant, employee, director, partner, stockholder, or agent, engage in or have a financial interest in, any business which is engaged in the manufacture or sale of products or the performance of services which are in competition with the products then manufactured or sold or the services then performed by the Company or any of its subsidiaries;

(b)	induce employees of the Company or any of its subsidiaries to join any such competing business; or

(c)	solicit customers of the Company in competition with the Company.

Clause (a) above shall not apply to the ownership of not more than 1% of the outstanding stock of any class of a public corporation registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934.

6.

Notices. Any notice given under this agreement shall be sufficient if in writing and delivered or sent by certified or registered mail, if to the Company at 1400 West 94th Street, Minneapolis, MN 55431, Attention: President, and if to WVD at 5425 West Highwood Drive, Edina, MN 55436, or at such other address as either may advise the other by written notice.

7.	Assignment. This agreement shall not be assignable by WVD and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

8.	Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

          IN WITNESS WHEREOF the parties hereto have executed this agreement on the day and year first above written.

DONALDSON COMPANY, INC.

By:
/s/ William M. Cook
William M. Cook, President and CEO

/s/ William G. Van Dyke
William G. Van Dyke